Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Resignation of Chief Financial Officer

LEXINGTON, MA (May 25, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today announced that David Arkowitz, AMAG’s executive vice president, chief financial officer and chief business officer, has resigned to pursue an opportunity at a private biofuels company. Mr. Arkowitz will remain with AMAG through June 24th.

“Over the past four years, David has played an integral role in the establishment of AMAG as a commercial biopharmaceutical company,” said Brian J.G. Pereira, chief executive officer of AMAG. “We are thankful for his contributions and wish him success in his new endeavor.”

Edward (Ted) C. English, age 44, AMAG’s vice president and corporate controller, will serve as interim chief financial officer until a national search for a new chief financial officer is complete. Mr. English has been with AMAG since 2007. From 1997 to 2007, Mr. English served in various senior financial positions with increasing responsibility at Praecis Pharmaceuticals, Inc., culminating in his appointment as vice president, chief financial officer and treasurer in 2004. Mr. English holds a B.S. in Business Administration from Georgetown University and a joint M.S. in Accounting and M.B.A. from the Northeastern University Graduate School of Professional Accounting. Mr. English will continue to serve as the company’s vice president and corporate controller during his service as interim chief financial officer.

“Ted has worked closely with David to build a strong accounting and financial reporting organization since joining AMAG in 2007,” Pereira continued. “I am confident that Ted and the finance team will continue to provide the support and discipline required of a public, commercial organization.”

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361

May 25, 2011	AMAG Pharmaceuticals, Inc.